Exhibit (j)(i) under Form N-1A
                                            Exhibit (23) under Item 601/Reg. S-K





CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 40 to the Registration Statement No. 2-75756 on Form N-1A of our report dated December 20, 2005 relating to the financial statements and financial highlights of Federated Stock Trust, appearing in the corresponding Annual Report on Form N-CSR of Federated Stock Trust for the year ended October 31, 2005 and to the references to us under the headings "Financial Highlights" in the Prospectus and "Independent Registered Public Accounting Firm" in the Statement of Additional Information, which are part of such Registration Statement.


                                               Deloitte & Touche LLP
Boston, Massachusetts
December 26, 2006